Exhibit 99.1

Guerrilla RF Reports Record Revenue for Fourth Quarter and Full Year 2023

Fourth quarter revenue rose 93.6% and Full Year Revenues Grew 30.2% year-over-year

Full Year 2024 Guidance: Revenue between $21.0 and $26.0 million and Gross Profit between $12.8 and $15.9 million

Management Expects EBITDA Break-Even Second Quarter 2024

Announced first production PO and shipment to the SATCOM market with a PO from a tier 1 SATCOM company

GREENSBORO, NC — April 1, 2024 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency (RF) and microwave semiconductors, today announced record fourth quarter and full year 2023 revenue. Fourth quarter 2023 revenue increased 93.6% over the same period in 2022, coming in at $4.7 million compared to $2.4 million for the year ago quarter.

Annual revenue for 2023 grew 30.2% to $15.1 million, compared to $11.6 million for 2022 as increased orders from our Automotive and Wireless Infrastructure markets drove our growth. Of our three markets, Automotive grew the most, representing 57% of 2023 revenue due to increased penetration and number of design wins that began shipping. The next highest growth market for the Company is Wireless Infrastructure, which includes satellite communications (SATCOM). This market grew to 11% of the Company’s 2023 revenue. Wireless Infrastructure revenue growth is expected to accelerate in 2024 and represent a much larger percentage of sales as two previously announced design wins in point-to-multi-point application and SATCOM begin shipping in earnest. Our Catalog Markets represented 32% of 2023 revenue and while revenue in this market is expected to remain stable and even increase, we anticipate that over time it will decline as a percentage of total revenue as the first two markets continue to scale.

Fourth Quarter and Full Year 2023 Financial Results

●	Fourth quarter shipments 99.8% higher than same period in 2022, representing highest quarterly deliveries in Company’s history.

●	The Company reported $15.1 million in revenue for FY23 hitting the upper end of management’s full year 2023 guidance of between $14.7 and $15.2 million.

●	Contribution margin of 70.5% for FY23, compared to 71.5% for FY22, indicating price stability as revenues grow.

●	Gross profit margin for Q4 2023 was 56.8% of revenues, 100bps over Q3 2023.

●	Fourth quarter operating expense decreased $0.8 million or 14.4% from Q3 2023, reflecting the continued impact of previously announced expense management efforts.

●	Operating loss for fourth quarter 2023 was $2.1 million, an improvement of $1.6 million, or 43.2%, as compared to an operating loss of $3.7 million for the third quarter of 2023.

●	R&D expenses decreased $0.5 million to $2.3 million from the prior quarter, reflecting the continued impact of previously announced expense management efforts.

●

New product revenue represented 22.1% of our product revenue in 2023 compared to 10.6% in 2022, reflecting positive results of previous R&D investments. New product revenue is for products in production less than three years.

●	Fourth quarter bookings exceeded $5.0 million.

●	Distribution channel inventory days reached lowest level in two years at 50.0 days as of December 31, 2023, leading management to believe the inventory overhang is behind the Company.

●

Backlog (a non-GAAP measure) remained steady quarter-over-quarter, ending 2023 at $6.0 million; $1.5 million higher compared to $4.5 million at the end of 2022. Subsequent to year end, customer orders remained strong with backlog growing to $8.6 million on March 22, 2024.

Corporate Highlights:

●	Management expects full year 2024 revenue to be between $21.0 and $26.0 million and gross profit to be between $12.8 and $15.9 million.

●	Management believes revenue for Q1 2024 will be between $4.7 and $5.2 million.

●

Completed private placement equity financing and debt conversion of approximately $5.0 million in aggregate transaction value subsequent to the fiscal 2023 year. This capital is expected to allow the Company to reach EBITDA breakeven.

●	Executed agreement with primary lender to extend loan maturity from April 2024 to January 2026.

●	Continued focus on expense reduction and revenue growth is expected to enable the Company to achieve EBITDA breakeven in second quarter 2024.

●	Announced initial production purchase order (PO) from a Tier 1 telecommunications provider for point-to-multipoint Wireless Infrastructure design win.

●

Announced first production PO and shipment to the SATCOM market with a PO from a tier 1 SATCOM company. The Company expects 2024 SATCOM revenues to exceed $1.0 million and the total market opportunity to exceed $560 million.

●	Guerrilla RF shipped over 36 million units in 2023, with total lifetime shipments exceeding 200 million units.

Financial Tables

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations for the three-month periods and years ended December 31, 2023, and 2022 respectively, and the Consolidated Balance Sheets as of December 31, 2023, and 2022.

GUERRILLA RF, INC. AND SUBSIDIARIES

SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED	Q4 2023	Q4 2023	FY 2023	FY 2022
Total Revenue	$4,702,182	$2,428,338	$15,078,316	$11,600,904

Direct product costs	2,029,471	1,059,750	6,473,477	4,835,632

Gross Profit	2,672,711	1,368,588	8,604,839	6,765,272

Operating Expenses:
Research and development	2,294,691	2,198,162	10,282,635	8,114,377
Sales and marketing	1,239,458	1,186,448	5,677,141	4,634,012
General and administrative	1,264,230	1,291,619	5,569,654	5,138,410
Total Operating Expenses	4,798,379	4,676,229	21,529,430	17,886,799

Operating Loss	(2,125,668)	(3,307,641)	(12,924,591)	(11,121,527)

Interest expense	(1,441,967)	(443,271)	(2,904,454)	(874,713)
Change in fair value of derivative liabilities	(94,800)	-	(142,200)	-
Other income (expense)	(411)	(275)	4,951	(30,526)
Total Other Expenses, net	(1,537,178)	(443,546)	(3,041,703)	(905,239)
Net Loss	$(3,662,846)	$(3,751,187)	$(15,966,294)	$(12,026,766)

SUMMARIZED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
UNAUDITED
Assets
Cash	$781,318	$4,340,407
Accounts receivable, net	2,079,111	1,124,971
Inventories, net	1,533,592	1,672,925
Prepaid expenses	458,313	643,401
Total Current Assets	4,852,334	7,781,704

Prepaid expenses and other	-	3,574,746
Operating lease right-of-use assets	10,500,620	209,669
Property, plant, and equipment, net	3,659,084	5,098,097
Total Assets	$19,012,038	$16,664,216

Liabilities and Stockholders' Equity (Deficit)
Accounts payable and accrued expenses	$2,099,537	$4,426,477
Short-term debt	1,628,667	959,803
Derivative liabilities	158,000	-
Operating lease liability, current portion	745,969	139,794
Finance lease liability, current portion	978,543	1,078,506
Convertible notes	78,905	-
Convertible notes - related parties	700,189	-
Notes payable, current portion, net	10,948,668	-
Total Current Liabilities	17,338,478	6,604,580

Long-term debt	698,600	44,279
Operating lease liability	6,176,508	71,714
Finance lease liability	1,593,979	2,984,618
Notes payable	-	4,604,132
Total Liabilities	25,807,565	14,309,323

Common stock, $0.0001 par value, 300,000,000 shares authorized, 7,893,205 and 6,211,206 shares issued and outstanding as of December 31, 2023 and 2022, respectively	789	621
Additional paid-in capital	36,243,146	29,427,440
Accumulated deficit	(43,039,462)	(27,073,168)
Total Stockholders' Equity (Deficit)	(6,795,527)	2,354,893
Total Liabilities and Stockholders' Equity (Deficit)	$19,012,038	$16,664,216

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 200 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840